UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 7, 2021

SMART GLOBAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38102	98-1013909
(State or other jurisdiction of incorporation) incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

c/o Maples Corporate Services Limited
P.O. Box 309
Ugland House	KY1-1104
Grand Cayman	Cayman Islands
(Address of principal executive offices)	(Zip Code)

(510) 623-1231

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, $0.03 par value per share	SGH	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On January 7, 2021, SMART Global Holdings, Inc. (the “Company”) agreed to repurchase an aggregate of 1,100,000 of its ordinary shares, $0.03 par value per share (the “Repurchased Shares”) from Silver Lake Partners III Cayman (AIV III), L.P., Silver Lake Technology Investors III Cayman, L.P., Silver Lake Sumeru Fund Cayman, L.P. and Silver Lake Technology Investors Sumeru Cayman, L.P. (collectively, “Silver Lake”) at a purchase price of $40.30 per share (the “Purchase Price”), for aggregate consideration of approximately $44.3 million, in a privately negotiated transaction (the “Repurchases”). The purchase price represented a discount to the $41.38 closing price of the Company’s ordinary shares on the Nasdaq Global Select Market on January 7, 2021 of 2.61%. The Company expects to use available cash to finance these repurchases. The repurchases were approved by a committee of the board of directors of the Company composed solely of independent directors that are not affiliated with Silver Lake.

Also on January 7, 2021, Silver Lake agreed to sell to a broker-dealer pursuant to Rule 144 under the Securities Act of 1933, as amended, an aggregate of 990,000 of the Company’s ordinary shares at the Purchase Price, for aggregate consideration of approximately $40 million (the “144 Sales”).

The Company expects that the 144 Sales will close on or about January 12, 2021 and that the Repurchases will close on or about January 15, 2021. After giving effect to the 144 Sales and the Repurchases, Silver Lake and its affiliates will collectively own approximately 30.3% of the Company’s outstanding ordinary shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART Global Holdings, Inc.

Date: January 7, 2021	By:	/s/ Bruce Goldberg
Bruce Goldberg
Vice President, Chief Legal and Compliance Officer